EXHIBIT 10.15

ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT

This Assignment, Assumption and Release Agreement (this “Agreement”) is entered into effective December 31, 2012 (the “Effective Date”) by and among SearchCore, Inc., a Nevada corporation (the “Company”), Keith Hoerling, an individual (“Hoerling”), and RJM BV, a Dutch corporation (“RJM”).  Each of the Company, Hoerling and RJM may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and Hoerling entered into that certain Secured Promissory Note, dated August 9, 2012 (the “Note”); that certain Pledge and Security Agreement, dated August 9, 2012 (the “Pledge and Security Agreement”); and that certain Escrow Agreement, dated August 9, 2012 (the “Escrow Agreement” and, together with the Note and the Pledge and Security Agreement, the “Hoerling Agreements”);

WHEREAS, the Company and RJM entered into that certain Agreement and Plan of Reorganization dated December 11, 2012 (the “Agreement and Plan of Reorganization”), whereby the Company desires to sell and RJM desires to purchase all of the outstanding equity interests of WeedMaps Media, Inc. (“WeedMaps”);

WHEREAS, as partial consideration under the Agreement and Plan of Reorganization, the Company desires to assign to RJM, and RJM desires to assume from the Company, the Hoerling Agreements as set forth herein;

WHEREAS, effective as of the date hereof, Hoerling is resigning his employment with the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. As partial consideration under the Agreement and Plan of Reorganization, the Company hereby assigns to RJM, and RJM hereby assumes from the Company, the Hoerling Agreements as follows:

a. The Company assigns to RJM, and RJM assumes from the Company, any and all obligations of the Company contained in the Hoerling Agreements;

b. The Escrow Agreement and the Pledge and Security Agreement are hereby cancelled in their entirety and the collateral held pursuant thereto shall be released to the Company free and clear of any liens or other obligations arising from the Escrow Agreement and/or the Pledge and Security Agreement;

c. The Note is hereby modified so that it is no longer secured by the collateral set forth in the Pledge and Security Agreement, but is instead secured by all the assets of a second-priority (behind the Company) lien and security interest in the following (the “Collateral”):

(i)           all of the assets of WeedMaps, including but not limited to the domain name known as www.weedmaps.com, and all revenue derived therefrom (the “Domain Name”); and

(ii)           the WeedMaps Shares (as defined in the Agreement and Plan of Reorganization).

d.           The Note is hereby further modified so that, notwithstanding anything to the contrary, in the event that substantially all of the business of WeedMaps Media, Inc. (“WeedMaps”), which is being purchased from the Company by RJM pursuant to the Agreement and Plan of Reorganization, is suspended by an investigation or other enforcement action by the federal government of the United States, then the obligations of RJM under the Note shall be suspended until such time as the business of WeedMaps is restored to a level at least fifty percent (50%) of that prior to such suspension.  In the event any suspension pursuant to this section shall extend for more than twenty four (24) months, then the obligation of RMJ under the Note shall be terminated.

e.           As additional consideration, WeedMaps will pay to Hoerling the sum of Thirty Thousand Dollars ($30,000) per month for six (6) months beginning February 1, 2013.

2. Hoerling Agreements Release.  Hoerling, and his agents, affiliates, predecessors, successors and assigns, hereby releases the Company, and each and all of its present and former agents, officers, directors, attorneys, and employees (collectively, the “Company Parties”), from and against any and all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which it may now or hereafter have or claim to have against the Company Parties as a result of the Hoerling Agreements.  This release of claims and defenses shall not alter the prospective duties between the Parties under this Agreement and the Agreement and Plan of Reorganization.

Hoerling expressly agrees and understands that the above releases will be effective as of the date of this Agreement, and its sole remedy against any the Company Parties regarding the Hoerling Agreements will be for breach of this Agreement and the Agreement and Plan of Reorganization.

3.           Effective as of the date hereof, Hoerling resigns as an employee of the Company, and any of its affiliated companies.

4.           Hoerling Employment Release.  Effective at the Closing, Hoerling, and anyone claiming through him, irrevocably and unconditionally releases, acquits and forever discharges WeedMaps and the Company and/or its subsidiaries, divisions, predecessors, successors and assigns, as well as each of their past and present officers, directors, employees, shareholders, trustees, joint venturers, partners, and anyone claiming through them (hereinafter “Releasees” collectively), in each of their individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which Hoerling has ever had against any of the Releasees arising out of or relating to Hoerling’s employment with the Company and/or the termination of Hoerling’s employment with the Company.  Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634) as amended, under the California Constitution, under the California Fair Employment and Housing Act (“FEHA”), under the California Labor Code and/or any other relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress.  Hoerling will not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and represents and warrants that no such claim has been filed to date.  Hoerling further agrees if he brings any type of administrative or legal action arising out of claims waived or released under this Agreement, he will bear all legal fees and costs, including those of the Releasees.

5.           Section 1542 Release.  It is understood and agreed by Hoerling that all rights under Section 1542 of the Civil Code of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by his must have materially affected his settlement with the debtor,”

are hereby expressly waived.  Hoerling acknowledges, agrees and understands the consequences of a waiver of Section 1542 of the California Civil Code and assumes full responsibility for any and all injuries, damages, losses or liabilities that may hereinafter arise out of or be related to matters released hereunder.  Hoerling understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if he should eventually suffer additional damages arising out of the subject matter hereof, he will not be permitted to make any claim for those damages.  Furthermore, all he acknowledges that they intend these consequences even as to claims for damages that may exist as of the date of this Agreement but which he does not know exist, and which, if known, would materially affect his decision to execute this Agreement, regardless of whether his lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

“Company”	“RJM”

SearchCore, Inc.,	RJM BV,
a Nevada corporation	a Dutch corporation

/s/ James Pakulis	/s/ Mario Lap
By: James Pakulis	By: Mario Lap
Its: President and Chief Executive Officer	Its: President

“Hoerling”

/s/ Keith Hoerling
Keith Hoerling, an individual